Exhibit 10.64
SECOND AMENDMENT TO THE
PATRIOT COAL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
          WHEREAS, Patriot Coal Corporation (the “Company”) adopted the Patriot Coal Corporation Employee Stock Purchase Plan (the “Plan”), as amended;
          WHEREAS, the Company desires to amend the Plan to provide for all employees of the Company and its subsidiaries to participate in the Plan and to accurately reflect actions which can be taken by the Company’s designee;
     NOW, THEREFORE, the Plan is hereby amended as follows:
I.
Section 2.19 is hereby amended in its entirety to read as follows:
“Subsidiary” means a partnership, limited liability company or corporation, domestic or foreign, of which 100% of the voting interests or shares are held by the Company or a Subsidiary, whether or not such partnership, limited liability company or corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.”
II.
Section 3.5 of the Plan is hereby amended in its entirety to read as follows:
“An Employee may elect to withdraw contributions made during an Offering Period by giving written notice to the Company or its designee at least fifteen (15) calendar days before the end of such Offering Period, in which case the cash credited to the Employee’s Option Account will be refunded to the Employee without interest as soon as administratively feasible after the Committee receives such notice, and the Employee may not re-enroll in the Plan until the next Offering Period.”
III.
Section 5.1(a)(i) of the Plan is hereby amended in its entirety to read as follows:
“as of the beginning of the Offering Period that is at least fifteen (15) calendar days after the Employee files with the Company or its designee a written notice of discontinuance of contributions (except as provided in Section 1.1(a)(i));”

IV.
     The Plan shall otherwise remain unchanged and in full force and effect.

PATRIOT COAL CORPORATION
By:	//Richard M. Whiting//
Richard M. Whiting
Chief Executive Officer

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